SECOND AMENDMENT TO AMENDED AND RESTATED
                    REVOLVING LOAN AND SECURITY AGREEMENT AND
                   RELEASE OF TERM LOAN AND SECURITY AGREEMENT

     THIS SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING LOAN AND SECURITY AGREEMENT AND RELEASE OF TERM LOAN AND SECURITY AGREEMENT (the "Second Amendment") is entered into as of August 4, 1997 by and between KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation ("Borrower"), and CONGRESS FINANCIAL CORPORATION (CENTRAL), an Illinois corporation ("Lender"). Except for terms which are expressly defined herein, all capitalized terms used herein shall have the meaning subscribed to them in the Loan Agreement (as defined below).

                                    RECITALS

     WHEREAS, Borrower and Lender are parties to (i) that certain Amended And Restated Revolving Loan And Security Agreement dated as of December 29, 1995, as amended by that certain First Amendment to Amended and Restated Revolving Loan and Security Agreement dated as of September 27, 1996 (the "Loan Agreement") and
(ii) that certain Term Loan and Security Agreement dated as of December 30, 1993, as amended by that certain First Amendment to Term Loan and Security Agreement dated as of September 27, 1996 (the "Term Loan").

     WHEREAS, Borrower desires to amend the terms of the Loan Agreement to permit Borrower to, among other things, issue $100,000,000 of Senior Secured Notes due 2007 ("Senior Notes") pursuant to the terms of that certain Indenture dated as of the date hereof (the "Indenture").

     WHEREAS, Borrower desires to prepay the Term Loan from a portion of the proceeds raised from the issuance of the Senior Notes.

     WHEREAS, Lender is willing to amend the Loan Agreement and release the Term Loan and, in connection therewith, to release certain security interests held by Lender on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     I. Amendments to the Loan Agreement.

     A. Definitions.


          1. The second paragraph of Section 1 of the Loan Agreement is hereby amended by inserting the sentence "Terms that are defined under the Indenture shall be defined under the Indenture as in effect on August 7, 1997 without giving effect to any amendments, restatements, supplements or other modifications thereto." immediately after the period in the ninth line thereof.

          2. The definition of "Maximum Credit" set forth in Section 1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

               "Maximum Credit" shall mean the amount of $55,000,000 minus the aggregate amount of the "Revolving Loans" and the "Letter of Credit Accommodations" (as such terms are defined and used in the DeSoto Loan Agreement).

          3. The following definitions are hereby added to Section 1 of the Loan Agreement in their appropriate alphabetical order:

               "Indenture" shall mean that certain Indenture dated August 7, 1997, between the Borrower and The Bank of New York, as trustee.

               "Indenture Trustee" shall mean the trustee under the Indenture.

               "Indenture Trustee-Lender Intercreditor Agreement" shall mean that certain Intercreditor Agreement dated August 7, 1997, between Lender and the Indenture Trustee.

               "Permitted Asset Sale" shall mean an Asset Sale (as defined in the Indenture without giving effect to any modifications, amendments or other supplements thereto) that (a) does not include a sale of the Collateral, (b) does not exceed, when aggregated with all other Permitted Asset Sales by all Affiliates during the prior twelve month period, $10,000,000, (c) does not include any real property which is used in Borrower's operations or on which Collateral is located, and (d) does not occur during or result in an Event of Default.

               "Senior Notes" shall mean those certain Senior Secured Notes due August 1, 2007 issued pursuant to the terms of the Indenture.

     B. Section 3.3 of the Loan Agreement is hereby amended to insert the following sentences immediately at the end thereof: "Notwithstanding the foregoing, at any time that there are no, and have not been for the most recent sixty (60) day period, Revolving Loans or Letter of Credit Accommodations hereunder or under and as defined in the DeSoto Loan Agreement outstanding, such $5,000 servicing fee shall be reduced to $2,500 ("Reduced Servicing Fee"). Such Reduced Servicing Fee shall be immediately increased to $5,000 upon Borrower incurring any Revolving Loans or Letter of Credit Accommodations hereunder or under and as defined in the DeSoto Loan Agreement."

     C. Section 5.2 of the Loan Agreement is hereby amended to (i) insert the word "and" between the words "licensee," and "choses" in the fourth line thereof and (ii) delete the phrase "and existing and future leasehold interests in equipment, real estate and fixtures" in the fourth and fifth lines thereof.

     D. Section 5.3 of the Loan Agreement is hereby amended to insert the phrase "except for the Trust Money (as defined in and pursuant to the Indenture) or other property deposited with the Indenture Trustee pursuant to Section 3.5 or
Article VIII of the Indenture or delivered to or received by the Indenture Trustee for application in accordance with Section 6.11 of the Indenture," immediately before the word "all" in the first line thereof.

     E. Section 5.5 of the Loan Agreement is hereby deleted in its entirety and denoted as "[intentionally deleted]".

     F. Section 5.8 of the Loan Agreement is hereby deleted in its entirety and denoted as "[intentionally deleted]".

     G. Section 6.3 of the Loan Agreement is hereby amended to insert the following immediately at the end thereof:

               (d) Notwithstanding the foregoing, at Borrower's request, Borrower shall not be required to comply with subsections 6.3(a) and 6.3(c) so long as (i) there are no outstanding Obligations hereunder or under and as defined in the DeSoto Loan Agreement and (ii) Borrower does not anticipate requesting any Revolving Loans or Letter of Credit Accommodations hereunder or as defined in the DeSoto Loan Agreement within the next sixty (60) days; provided, however, that if Borrower at any time anticipates requesting such Revolving Loans or Letter of Credit Accommodations within the next sixty (60) days, Borrower shall immediately take all actions necessary to immediately come into compliance with subsections 6.3(a) and 6.3(c) hereof.

     H. Section 7.1 of the Loan Agreement is hereby amended to delete the phrase "and Equipment" immediately prior to the word "acquired" in the seventh line thereof.

     I. Section 7.4 of the Loan Agreement is hereby amended to delete subsections (a), (d), (e) and (f) thereof.

     J. Section 9.7(b) of the Loan Agreement is hereby amended to delete clauses
(ii) and (iii) thereof and substitute the phrase "and (ii) Permitted Asset Sales, provided that Borrower immediately reports to Lender the terms and conditions of such Permitted Asset Sale and the amount and use of proceeds therefrom" in place thereof.

     K. Section 9.8 of the Loan Agreement is hereby amended to (i) delete the first reference to "and" in the last line thereof and (ii) insert the phrase "(f) the liens and security interests arising pursuant to the Indenture (as in effect as of August 7, 1997 without giving effect to any amendments, restatements, supplements or other modifications thereto); (g) liens and security interests on the Collateral (as defined in the Indenture), provided that any such lienholder or secured party shall be required to be bound by the same terms as the Indenture Trustee is bound by the Indenture Trustee-Lender Intercreditor Agreement; and (h) purchase money liens on and security interests in equipment, fixtures and real estate created pursuant to the three-year capital improvements plan described in the section entitled "Capital Improvements" of the Borrower's final Offering Memorandum filed with the Securities and Exchange Commission with respect to the Senior Notes, but only if the holder of each such lien or security interest shall have, prior to the creation thereof, entered into an agreement with Lender, in form and substance reasonably acceptable to Lender, to assure Lender access to the Collateral and the ability to utilize the property subject to such lien or security interest after an Event of Default on a basis consistent with the terms of the Indenture Trustee-Lender Intercreditor Agreement" immediately before the period in the last line thereof.

     L. Section 9.9 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

               Indebtedness and Certain Restrictions on Payments. Borrower shall not, nor permit Caldwell or Fox Valley to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except (a) the Obligations; (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which the Borrower, Caldwell or Fox Valley (as applicable) is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower, Caldwell or Fox Valley (as applicable), and with respect to which adequate reserves have been set aside on its books; (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement; (d) obligations or indebtedness set forth in the Information Certificate; provided, that, (i) except for (A) mandatory redemptions of the Senior Notes as a result of a
               Permitted Asset Sale required under the Indenture (as in effect as of August 7, 1997 without giving effect to any amendments, restatements, supplements or other modifications thereto) and (B) optional redemptions and defeasance of the Senior Notes as permitted under the Indenture (as in effect as of August 7, 1997 without giving effect to any amendments, restatements, supplements or other modifications thereto) which are made at a time when no Event of Default has occurred and is continuing so long as there are no outstanding Revolving Loans or Letter of Credit Accommodations hereunder or under and as defined in the DeSoto Loan Agreement, Borrower, Caldwell or Fox Valley (as applicable) may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii) Borrower, Caldwell and Fox Valley shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or
               (B) except for (i) mandatory redemptions of the Senior Notes as a result of a Permitted Asset Sale required under the Indenture (as in effect as of August 7, 1997 without giving effect to any amendments, restatements, supplements or other modifications thereto) and (ii) optional redemptions and defeasance of the Senior Notes as permitted under the Indenture (as in effect as of August 7, 1997 without giving effect to any amendments, restatements, supplements or other modifications thereto) which are made at a time when no Event of Default has occurred and is continuing so long as there are no outstanding Revolving Loans or Letter of Credit Accommodations hereunder or under and as defined in the DeSoto Loan Agreement, redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, (iii) Borrower, Caldwell or Fox Valley (as applicable) shall furnish to Lender all notices or demands in connection with such indebtedness either received by Borrower, Caldwell or Fox Valley (as applicable) or on their behalf, promptly after the receipt thereof, or sent by Borrower, Caldwell or Fox Valley (as applicable) or on their behalf, concurrently with the sending thereof, as the case may be, and (iv) at no time shall any such obligations or indebtedness (A) of Caldwell (other than indebtedness owed to Borrower and permitted under Section 9.10 hereof) exceed $250,000 and (B) of Fox Valley (other than indebtedness owed to Borrower and permitted under Section 9.10 hereof) exceed $250,000; (e) indebtedness secured by liens and security interests on all or a part of the Collateral (as defined in the Indenture), provided that any such lender shall be required to be bound by the same terms as the Indenture Trustee is bound under the Indenture Trustee-Lender Intercreditor Agreement; and (f) purchase money indebtedness which is secured by liens and security interests as permitted under Section 9.8(h) hereof which is incurred in compliance with the Indenture and which does not cause Borrower to violate the terms of Section
               9.13 hereof. Notwithstanding the foregoing, after an Event of Default, any payments made by Borrower to the Indenture Trustee for any purpose shall only be made from proceeds of either Permitted Asset Sales or other sales of assets which are not Collateral and which do not constitute Asset Sales (as defined in the Indenture without giving effect to any modifications, amendments or other supplements thereto) or refinancings, and none of the proceeds of the Revolving Loan or the Letter of Credit Accommodations hereunder or under and as defined in the DeSoto Loan Agreement shall be used for such payments.

     M. Section 9.11 of the Loan Agreement is hereby amended to insert the phrase "Except for (a) dividends on the Borrower's Series A Preferred Stock (the "Series A Preferred Stock") not to exceed $70,000 per quarter and (b) any redemption, in whole or in part, of the Series A Preferred Stock outstanding as of August 7, 1997 not to exceed $3,500,000, in either case so long as no Event of Default exists or would exist due to any such dividends on or any redemption of the Series A Preferred Stock," immediately before the word "Borrower" in the first line thereof.

     N. Section 9.10 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

               Revolving Loans, Investments. Guarantees. Etc. Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property  of  any  person,  or  guarantee,  assume,  endorse,  or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) loans or investments which result from the conversion of past due accounts receivable into notes or stock, which notes or stock are delivered and pledged to Lender; (c) investments in: (i) short-term direct obligations of the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of the Borrower or to bearer and delivered to Lender, (iii) commercial paper rated A1 or P l, (iv) the advances and investments as of December 31, 1995 in Engineered Wire Products, Inc., an Ohio corporation, and (v) loans or investments of no greater than (i) $3,000,000 to Fox Valley made available on a revolving credit basis and evidenced by a subordinated demand note, provided that Fox Valley is Solvent at the time of such loans or investments,
               (ii) $5,000,000 to Caldwell made available on a revolving credit basis and evidenced by a subordinated demand note, provided that Caldwell is Solvent at the time of such loans or investments,
               (iii)$10,000,000 to DeSoto, Inc. (excluding the initial investment of approximately $70,000,000 made to initially capitalize DSO Acquisition Corporation with the contribution of the Sherman Wire assets plus (X) the value of Borrower's stock issued in connection with the DeSoto Acquisition and (Y) all transaction costs related to the DeSoto Acquisition) made available on a revolving credit basis and evidenced by a subordinated demand note, provided that DeSoto, Inc. is Solvent at the time of such loans or investments, and (iv) $8,800,000 to DeSoto, Inc. made available as a term loan on or about August 7, 1997 to be evidenced by a subordinated demand note; provided, that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments; and (d) the guarantee by Borrower of the obligations owing to Lender by Joint Venture and the guarantees set forth in the Information Certificate.

     O. The Information Certificate attached to the Loan Agreement is hereby amended to insert "Indenture - $100,000,000" under the section entitled "Indebtedness (Section 9.9)".

     II. Release of Term Loan. As of the Effective Date hereof, Lender and Borrower release each other from all obligations under the Term Loan and the Term Loan shall be of no further force and effect.

     III. Conditions to Effectiveness of Second Amendment. This Second Amendment shall become effective on the date (the "Effective Date") when Borrower shall satisfy all of the following conditions:

     A. Second Amendment. Borrower and Lender shall have duly executed and delivered this Second Amendment.

     B. Indenture and Senior Notes. Borrower shall have duly executed and delivered the Indenture and the Senior Notes shall have been duly issued thereunder.

     C. Payment of Obligations under Term Loan. Borrower shall prepay the entire principal balance and all accrued interest of, and pay all fees and other amounts outstanding under, the Term Loan.

     D.  Execution  of Indenture  Trustee-Lender  Intercreditor  Agreement.  The
Indenture Trustee shall have duly authorized, executed and delivered the Indenture Trustee-Lender Intercreditor Agreement.

     E. Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments relating to the obligations or the transactions contemplated hereby, by the Indenture and by the Financing Agreements as may have been reasonably requested by Lender, and all corporate and other proceedings and all other documents and all legal matters in connection with the transactions contemplated hereby, by the Indenture and by the Financing Agreements shall be reasonably satisfactory in form and substance to Lender.

     F. Term Loan Termination Fee. Borrower shall have paid Lender the early termination fee set forth in Section 12.1(c) of the Loan Agreement.

     IV. Release of Collateral. As of the Effective Date hereof, Lender shall release certain mortgages, security interests and other liens in accordance with this Second Amendment and Lender agrees to deposit documents evidencing the release thereof with Commonwealth Land Title Insurance Company (the "Title Company") promptly after the execution hereof by all parties, provided, however, that such release documentation shall not be so deposited unless and until Lender shall have received an executed escrow letter (the "Escrow Letter") by and between Lender and the Title Company, substantially in the form of Exhibit A attached hereto, providing for, among other things, (i) the execution and delivery by Lender into escrow with the Title Company, on or prior to the Effective Date, of all documents, UCC financing statements or other instruments required by the Escrow Letter and Exhibits A, B and C thereof and (ii) the recordation and filing in the appropriate jurisdictions by the Title Company of all such documents, UCC financing statements or other instruments, upon the terms and subject to the conditions set forth in the Escrow Letter.

     V. Representations and Warranties. In order to induce Lender to enter into this Second Amendment, Borrower represents and warrants to Lender, upon the effectiveness of this Second Amendment, which representations and warranties shall survive the execution and delivery of this Second Amendment, that:

     A. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation;

     B. The execution, delivery and performance of this Second Amendment by Borrower are within its corporate powers and have been duly authorized by all necessary corporate action;

     C. This Second Amendment constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity; and

     D. All of the representations and warranties contained in the Loan Agreement and in the other Financing Agreements (other than those which speak expressly only as of a different date) are true and correct as of the date of this Second Amendment after giving effect to this Second Amendment.

     VI. Miscellaneous.

     A. Effect: Ratification. The amendments set forth herein are effective solely for the purpose set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Loan Agreement or of any other Financing Agreements or (ii) prejudice any right or rights that Lender may now have or may have in the future under or in connection with the Loan
Agreement or any other Financing Agreements. Each reference in the Loan Agreement to "this Agreement", "herein", "hereof" and words of like import and each reference in the other Financing Agreements to the Loan Agreement shall mean the Loan Agreement as amended hereby. This Second Amendment shall be construed in connection with and as part of the Loan Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Agreement and each other Financing Agreement, except as herein amended or waived, are hereby ratified and confirmed and shall remain in full force and effect.

     B. Costs and Expenses. Borrower shall pay to Lender on demand all reasonable out-of-pocket costs, expenses, title fees, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Second Amendment, the Indenture Trustee-Lender Intercreditor Agreement, the Loan Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording and title insurance taxes and fees, if applicable); (b) costs and expenses and fees for title insurance and other insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Second Amendment, the Loan Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); and (g) the fees and disbursements of counsel (including legal assistants) to Lender in connection with the foregoing.

     C, Certain Waivers: Release. Although Borrower does not believe that it has any claims against Lender, it is willing to provide Lender with a general and total release of all such claims in consideration of the benefits which Borrower will receive pursuant to this Second Amendment. Accordingly, Borrower for itself and any successor of Borrower hereby knowingly, voluntarily, intentionally and irrevocably releases and discharges Lender and its respective officers, directors, agents and counsel (each a "Releasee") from any and all actions, causes of action, suits, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, losses, liabilities, costs, expenses, debts, dues, demands, obligations or other claims of any kind whatsoever, in law, admiralty or equity, which Borrower ever had, now have or hereafter can, shall or may have against any Releasee for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Second Amendment.

     D. Counterparts. This Second Amendment may be executed in any number of counterparts, each such counterpart constituting an original but all together constitute one and the same instrument.

     E. Severability. Any provision contained in this Second Amendment that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions of this Second Amendment in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction.

     F. GOVERNING LAW. THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

     G. Consent to Amendment to DeSoto Loan Agreement. Borrower hereby consents to DeSoto entering into that certain First Amendment to Revolving Loan and Security Agreement dated as of the date hereof under the terms and conditions set forth therein.

     H. Consent to Further Documentation. Borrower hereby consents to the preparation of a Second Amended and Restated Revolving Loan and Security Agreement promptly after the Effective Date to, among other things, incorporate into a single document the modifications to the Loan Agreement set forth in this Second Amendment.

                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.


                              CONGRESS FINANCIAL CORPORATION (CENTRAL)


                              By:
                              Name:
                              Title:



                              KEYSTONE CONSOLIDATED INDUSTRIES, INC.


                              By:
                              Name:
                              Title:

                                    Exhibit A

                              Form of Escrow Letter

                                 August __, 1997

VIA FACSIMILE AND FEDERAL EXPRESS

Mr. Mark Baillie
Commonwealth Land Title Insurance Company
655 Third Avenue, 11th Floor
New York, New York 10017

Re: Second Amendment to Amended and Restated Revolving Loan and Security Agreement and Release of Term Loan and Security Agreement by and between Congress Financial Corporation (Central) and Keystone Consolidated Industries, Inc. and the transactions contemplated thereby

Dear Mr. Baillie:

     This letter constitutes the escrow instructions of Congress Financial Corporation (Central) ("Congress") in connection with the transactions contemplated by that certain Second Amendment to Amended and Restated Revolving Loan and Security Agreement and Release of Term Loan and Security Agreement (the "Second Amendment"), dated as of the date hereof, by and between Congress, as lender, and Keystone Consolidated Industries, Inc., as borrower ("Keystone"), and related documents, including the release of certain security interests in favor of Congress. In connection therewith, S. Jay Novatney of Latham & Watkins, counsel to Congress, will deliver the following executed original documents to you:

1. Releases of each of the mortgages set forth on Exhibit A hereto to be filed in and recorded with the appropriate office(s) in the jurisdictions listed on Exhibit A;

2. UCC-3 Partial Release Statements as set forth on Exhibit B hereto executed by Congress to be filed in and recorded with the appropriate office(s) in the jurisdictions listed on Exhibit B; and

3. UCC-3 Termination Statements as set forth on Exhibit C hereto executed by Congress to be filed in and recorded with the appropriate offices) in the jurisdictions listed on Exhibit C.

     The documents referred to above (collectively the "Closing Documents") have been or will be delivered to you in escrow and are to be held in and released from escrow for recordation solely in accordance with the terms and conditions of this letter.

     We anticipate being in a position to authorize recording on Thursday, August 7, 1997, or such other date as designated by Congress and Keystone as the date of the closing of the transactions referred to herein (the "Closing Date"). You will be irrevocably authorized to release the Closing Documents from escrow and record such Closing Documents in the appropriate jurisdictions only if and when the following conditions have been met:

     A. You receive executed originals of all of the Closing Documents; and

     B. You receive facsimile or other written confirmation from any of (i) Brett Mook, William Bloom, or George Kalesnik of Congress or (ii) Donald Schwartz, Bradley Kotler or Jay Novatney of Latham & Watkins on behalf of Congress, that you are instructed and authorized to release the Closing Documents from escrow and to record same.

     If you do not receive the foregoing written instructions by the close of business on ____________, 1997, you agree to return all of the Closing Documents to Latham & Watkins, 5800 Sears Tower, Chicago, Illinois 60606, Attention:
_____________and to destroy any and all copies which you may have made thereof, by the close on business on ___________________, 1997.

     After the Closing Date, please send copies of the recorded Closing Documents, including file stamped copies of all UCC statements, recorded by you pursuant to this letter, to Latham & Watkins, 5800 Sears Tower, Chicago, Illinois 60606, Attention: _____________. Please also send copies of the recorded Closing Documents, including file stamped copies of all UCC statements, recorded by you pursuant to this letter to Keystone Consolidated Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway #1740, Dallas, Texas 75240,
Attention: General Counsel.

     All title charges and costs or recording are to be paid by Keystone directly to you, and Congress is to be held at no expense for the transaction.